EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement of Domain Energy Corporation on Form S-1 of our report dated April 3, 1997 (June _, 1997 as to
Note 7), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 3, 1997 (June _, 1997 as to stockholder's equity) relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Houston, Texas
June   , 1997

     The accompanying financial statements reflect the 754-for-one stock split to be effected immediately before consummation of the Offering. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of such stock split, which is described in Note 7 of Notes to the Combined and Consolidated Financial Statements, and assuming that, from April 3, 1997 to the date of such stock split, no other events should have occurred that would affect the accompanying financial statements and notes thereto.

DELOITTE & TOUCHE LLP

Houston, Texas
June 2, 1997